Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-279349

Pricing Term Sheet

CRH SMW FINANCE DESIGNATED ACTIVITY COMPANY

$1,250,000,000 5.125% Guaranteed Notes due 2030

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH SMW Finance Designated Activity Company

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	January 6, 2025

Expected Settlement Date**:	January 9, 2025 (T+3)

Maturity Date:	January 9, 2030

Interest Payment Dates:	January 9 and July 9, beginning July 9, 2025

Principal Amount:	$1,250,000,000

Benchmark:	UST 4.375% due December 31, 2029

Benchmark Price / Yield:	99-28+ / 4.399%

Spread to Benchmark:	+ 75 bps

Yield to Maturity:	5.149%

Coupon:	5.125%

Public Offering Price:	99.895%

Optional Redemption:	Make Whole Call with T+15 bps; par call one month prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12704P AB4 / US12704PAB40

Anticipated Listing:	New York Stock Exchange

Global Coordinators:	BofA Securities, Inc., J.P. Morgan Securities LLC, SG Americas Securities, LLC

Joint Book-Running Managers:	NatWest Markets Securities Inc., Standard Chartered Bank

CRH AMERICA FINANCE, INC.

$1,250,000,000 5.500% Guaranteed Notes due 2035

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	January 6, 2025

Expected Settlement Date**:	January 9, 2025 (T+3)

Maturity Date:	January 9, 2035

Interest Payment Dates:	January 9 and July 9, beginning July 9, 2025

Principal Amount:	$1,250,000,000

Benchmark:	UST 4.250% due November 15, 2034

Benchmark Price / Yield:	97-07+ / 4.602%

Spread to Benchmark:	+ 90 bps

Yield to Maturity:	5.502%

Coupon:	5.500%

Public Offering Price:	99.985%

Optional Redemption:	Make Whole Call with T+15 bps; par call three months prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636Y AF9 / US12636YAF97

Anticipated Listing:	New York Stock Exchange

Global Coordinators:	BofA Securities, Inc., J.P. Morgan Securities LLC, SG Americas Securities, LLC

Joint Book-Running Managers:	Citigroup Global Markets Inc., Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc.

CRH AMERICA FINANCE, INC.

$500,000,000 5.875% Guaranteed Notes due 2055

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	January 6, 2025

Expected Settlement Date**:	January 9, 2025 (T+3)

Maturity Date:	January 9, 2055

Interest Payment Dates:	January 9 and July 9, beginning July 9, 2025

Principal Amount:	$500,000,000

Benchmark:	UST 4.250% due August 15, 2054

Benchmark Price / Yield:	90-29 / 4.830%

Spread to Benchmark:	+ 105 bps

Yield to Maturity:	5.880%

Coupon:	5.875%

Public Offering Price:	99.930%

Optional Redemption:	Make Whole Call with T+20 bps; par call six months prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636Y AG7 / US12636YAG70

Anticipated Listing:	New York Stock Exchange

Global Coordinators:	BofA Securities, Inc., J.P. Morgan Securities LLC, SG Americas Securities, LLC

Joint Book-Running Managers:	Barclays Capital Inc., BNP Paribas Securities Corp.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to settlement may be required, by virtue of the fact that the securities initially will settle in T+3, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, CRH SMW Finance DAC, any underwriter or any dealer participating in the offering of CRH SMW Finance DAC $1,250,000,000 5.125% Guaranteed Notes due 2030 will arrange to send you the prospectus supplement and prospectus relating to that offering if you request it by calling BofA Securities, Inc. at +1-800-294-1322, J.P. Morgan Securities LLC by calling collect +1-212-834-4533, SG Americas Securities, LLC at +1-855-881-2108, NatWest Markets Securities Inc. toll-free at +1-800-231-5830 or Standard Chartered Bank at +44 207 885 5739. Additionally, CRH America Finance Inc., any underwriter or any dealer participating in the offering of CRH America Finance, Inc. $1,250,000,000 5.500% Guaranteed Notes due 2035 will arrange to send you the prospectus supplement and prospectus relating to that offering if you request it by calling BofA Securities, Inc. at +1-800-294-1322, J.P. Morgan Securities LLC by calling collect +1-212-834-4533, SG Americas Securities, LLC at +1-855-881-2108, Citigroup Global Markets Inc. toll-free at +1-800-831-9146, Mizuho Securities USA LLC toll-free at +1-866-271-7403 or SMBC Nikko Securities America, Inc. toll-free at +1-212-224-5135. Further, CRH America Finance Inc., any underwriter or any dealer participating in the offering of CRH America Finance, Inc. $500,000,000 5.875% Guaranteed Notes due 2055 will arrange to send you the prospectus supplement and prospectus relating to that offering if you request it by calling BofA Securities, Inc. at +1-800-294-1322, J.P. Morgan Securities LLC by calling collect +1-212-834-4533, SG Americas Securities, LLC at +1-855-881-2108, Barclays Capital Inc. toll-free at +1-888-603-5847 or BNP Paribas Securities Corp. toll-free at +1-800-854-5674.

With respect to the United Kingdom, this announcement is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iv) other persons to whom it may lawfully be communicated, (all such persons together being referred to as “relevant persons”). Any investment will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such investment will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this announcement or any of its contents.

No PRIIPs or UK PRIIPS key information document (KID) has been prepared as not available to retail investors in EEA or the UK.